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                                                                    EXHIBIT 10.8

                           (TENNECO AUTOMOTIVE LOGO)

                          EVA(R) INCENTIVE COMPENSATION
                                  PLAN DOCUMENT



                            EFFECTIVE JANUARY 1, 2001




                           (STERN STEWART & CO. LOGO)

                               STERN STEWART & CO.
                           1345 Avenue of the Americas
                               New York, NY 10105


In view of the fact that EVA(R) and EVA(R) related methods and practices are proprietary developments and services of Stern Stewart & Co., as a condition of the engagement between Tenneco Automotive and Stern Stewart & Co., Tenneco Automotive is required not to disclose any of the contents of this report to the management of any other company, or consultant, accountant, or other professional, which disclosure may be construed to be harmful to the consulting practice of Stern Stewart & Co., without express written consent of Stern Stewart & Co. All rights reserved. No part of this report may be reproduced or transmitted in any form or by any means, electronic or mechanical, including photocopy, recording, or any information storage and retrieval system, without the written permission of Stern Stewart & Co. EVA(R) is a registered trademark of Stern Stewart & Co. (C)All rights reserved.



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                            TENNECO AUTOMOTIVE, INC.
                   EVA(R) INCENTIVE COMPENSATION PLAN DOCUMENT
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1.  EVA INCENTIVE COMPENSATION...........................................3

   1.1.  Plan Overview...................................................3

   1.2.  Annual Incentive Plan...........................................3

   1.3.  Target Incentive Pay............................................4

   1.4.  Target Improvement..............................................4

   1.5.  Interval........................................................4

   1.6.  Bonus Bank......................................................6

   1.7   Administration..................................................7

2.  INCENTIVE COMPENSATION PLAN QUESTIONS AND ANSWERS...................10

3.  DEFINITION OF TERMS.................................................12

APPENDIX: DEFINITION OF EVA.............................................13


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EVA(R) IS A REGISTERED TRADEMARK OF STERN STEWART & CO.


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                            TENNECO AUTOMOTIVE, INC.
                   EVA(R) INCENTIVE COMPENSATION PLAN DOCUMENT
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1.      EVA INCENTIVE COMPENSATION

1.1.    PLAN OVERVIEW

The objective of the EVA, or Economic Value Added, incentive compensation program is to soundly link incentive awards to the creation of wealth, as well as to promote a culture of performance and ownership (See Appendix for Definition of EVA). In the program, long-term and enduring improvements in shareholder wealth are rewarded with a share of the wealth created. The framework provides the accountability needed by shareholders to empower employees to manage the business as their own - to think like, act like, and be rewarded as owners.

1.2.     ANNUAL INCENTIVE PLAN

The incentive framework aligns employees with shareholders. It provides a motivating force to grow shareholder wealth. The framework also manages the risk imposed by Incentive pay and maintains a reasonable cost to shareholders. Eligibility for the plan will be extended to all employees with the status of either EICP (Executive Incentive Compensation Participant) or KMICP (Key Management Incentive Compensation Participant).

The plan is built from five building blocks - parameters that have been tailored to suit Tenneco Automotive's business, its people, and the objectives of its shareholders: Target Incentive Pay, Target Improvement, EVA Interval, Bonus Bank and Performance Weighting.

The plan pays TARGET INCENTIVE PAY for achieving TARGET IMPROVEMENT, the annual EVA growth that is implicit from Tenneco Automotive's share price - the market's expectation. In combination with Base Salary, the Target Incentive Pay should provide participants with a competitive level of annual cash compensation.

The EVA INTERVAL simulates ownership by creating both upside opportunity and downside risk. There is no limit to how large or how small incentive declarations can be. They can even be negative. Exceeding investor expectations increases Tenneco Automotive's value, while falling short of expectations reduces Tenneco Automotive's value. The Interval is the exact EVA growth needed, over and above Target Improvement, to get double Incentive Pay. It is also the exact shortfall from Target Improvement that will cause zero Incentive Pay. Incentive Pay Multiples can be calculated as:


----------------------------------------------------------------------------------------
Incentive Pay Multiple Declared = 1 + [((DELTA)EVA - Target Improvement) / EVA Interval]
----------------------------------------------------------------------------------------

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                            TENNECO AUTOMOTIVE, INC.
                   EVA(R) INCENTIVE COMPENSATION PLAN DOCUMENT
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The BONUS BANK maintains a cumulative relationship between Incentive Pay paid and EVA improvement, over time. All Incentive Pay declared (positive or negative) is paid into your own personal bonus reserve. You must first always pay off any negative balance. Secondly, you get a draw of up to 1.2x of your Target Incentive Pay. Finally, you also receive one third of any remaining balance in excess of 1.2x. Any remainder is banked forward to next year's calculation.

PERFORMANCE WEIGHTING will be used to determine the final bonus declaration with 75% of Target Incentive Pay tied to total company EVA results and 25% of Target Incentive Pay subject to the discretionary approval of the Chairman and the Compensation Committee of the Board of Directors.

1.3.     TARGET INCENTIVE PAY

Target Incentive Pay provides competitive pay for competitive performance. It acts as a labor market benchmark that allows total compensation to be targeted at a certain level. Target Incentive Pay is the "variable" pay that employees expect to receive when performance meets expectations. At Tenneco Automotive, Target Incentive Pay will vary depending upon salary grade level.

1.4.     TARGET IMPROVEMENT

Target Improvement is the annual EVA growth required to warrant competitive pay. Target Incentive Pay provides competitive awards for achieving Target Improvement - the stock market's expectation for annual year-on-year EVA growth. Target Incentive Pay is a benchmark derived from labor market studies; Target Improvement is a benchmark derived from the share price. The Total Company improvement target of $4MM is based on the expectations implied by Tenneco Automotive's current stock price in relation to current EVA performance.


1.5.     INTERVAL

The Interval sets the risk of the incentive plan. Generally, stable, predictable businesses can handle more risk. The increased risk magnifies the effect that variance from the EVA Target Improvement has on Incentive Pay. In other words, the pay-performance line will be relatively "steep". Volatile or cyclical businesses need a relatively less "steep" pay-performance line to maintain the same level of compensation risk. In other words, the pay-performance line will be relatively flat.

As per Figure 11, the Interval sets the slope of the pay-performance line, driving plan

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EVA(R) IS A REGISTERED TRADEMARK OF STERN STEWART & CO.


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                            TENNECO AUTOMOTIVE, INC.
                   EVA(R) INCENTIVE COMPENSATION PLAN DOCUMENT
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risk. It is the amount of EVA growth above expectations needed to double Target
Incentive Pay. It is also the shortfall from Target Improvement that eliminates Target Incentive Pay.

--------------------------------------------------------------------------------
      Zero Incentive Pay at: (DELTA)EVA = Target Improvement - EVA Interval
--------------------------------------------------------------------------------

or,

--------------------------------------------------------------------------------
  Twice Target Incentive Pay at: (DELTA)EVA = Target Improvement + EVA Interval
--------------------------------------------------------------------------------

For example, Tenneco Automotive must beat its $4MM Target Improvement by $16MM to double Target Incentive Pay, or fall short of $4MM Target Improvement by $16MM to declare zero Incentive Pay. Incentive Pay for any other performance points can also be calculated using the aforementioned formula because the plan function is a straight line (Figure 11).


                FIGURE 1: 2001 RANGE FOR TENNECO AUTOMOTIVE, INC.

                                (GRAPHIC OMITTED)


The calibration of the Total Company Incentive Compensation Plan, i.e., Target Improvement and Interval, have been established and fixed for a three (3) year period.

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                            TENNECO AUTOMOTIVE, INC.
                   EVA(R) INCENTIVE COMPENSATION PLAN DOCUMENT
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1.6.     BONUS BANK

All Incentive Pay awards flow through a Bonus Bank, depicted in Figure 2. The Bonus Bank promotes a long-term management horizon, ensures that only sustained improvement is rewarded, and facilitates an equity-like payoff profile with both unlimited upside and unlimited downside.

                              FIGURE 2: BONUS BANK

                                (GRAPHIC OMITTED)

As shown in Figure 3, when the balance exceeds 1.2 x Target Incentive Pay, payment is equal to 1.2x Target Incentive Pay plus one-third of any remaining balance. The remaining two-thirds is paid out if performance is sustained. If EVA growth is poor, a negative amount can be banked. If a negative balance exists, it must be paid off before any Incentive Pay is paid, maintaining the relationship between cumulative excess returns and cumulative excess payouts. Participants have their own individual Bonus Bank account.



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EVA(R) IS A REGISTERED TRADEMARK OF STERN STEWART & CO.


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                            TENNECO AUTOMOTIVE, INC.
                   EVA(R) INCENTIVE COMPENSATION PLAN DOCUMENT
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                 FIGURE 3: BONUS BANK HYPOTHETICAL ILLUSTRATION

                           TARGET INCENTIVE PAY: $100


                                        Year 1     Year 2     Year 3      Year 4
                                        ------     ------     ------      ------
  Beginning Bank Balance                $   0      $  40      $  60       $ (30)
+ Incentive Pay Declared                  180        170        (90)        120
                                        -----      -----      -----       -----
= New Bank Balance                        180        210        (30)         90

  Payout up to 1.2x Target                120        120          0          90
+ 1/3 of Excess                            20         30          0           0
                                        -----      -----      -----       -----
= Total Payout                            140        150          0          90

  Ending Bank Balance                   $  40      $  60      $ (30)      $   0

1.7.     ADMINISTRATION

i. ELIGIBILITY: Designated US and non-US salaried employees to include EICP participants and employees classified in US salary grades 24 and above, or by specific designation for those below salary grade 24. Those salaried employees participating in other incentive programs are ineligible unless specifically stated otherwise.

ii. TRANSFERS: A Participant who transfers from one business unit to another shall have their Bonus Bank transferred with them.

iii. RETIREMENT OR PERMANENT DISABILITY RETIREMENT: A Participant who retires or becomes eligible for long term disability in accordance with respective plan provisions shall receive full payment of their Bank Balance and a pro rata Incentive Pay for the year in which they retire or become disabled. Such payment shall be made in a lump sum or over time at the employer's discretion.

iv. WORKERS' COMPENSATION OR LEAVE WITHOUT PAY (LWOP): A Participant who leaves the payroll through Workers' Compensation or LWOP shall receive no new Incentive Pay declarations while off the payroll, but shall receive a pro rata Incentive Pay for the year in which they leave the payroll. Such payment shall be made in a lump sum or over time at the employer's discretion.

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v.       TERMINATION : A Participant who is terminated and who has a positive
         Bank Balance shall become vested with respect to such Bank Balance and shall be paid in full at the regular time for making Incentive Pay payments in respect of the termination.

vi. RESIGNATIONS AND OTHER TERMINATIONS (DISMISSALS): Except as provided by the items above, voluntary termination of employment with Tenneco Automotive or other termination shall result in forfeiture of any unpaid declared Incentive Pay and of the balance in a Participant's Bonus Bank.

vii. DEATH: The estate of a Participant who dies while in the employ of Tenneco Automotive shall receive full payment of their Bank Balance and a pro rata Incentive Pay for the year in which they die. Such payment shall be made at the regular time for making Incentive Pay payments in respect to the year of such death, and shall be paid to the designated beneficiary or estate.

viii. NO GUARANTEE: Participation provides no guarantee the Incentive Pay will be paid. The success of Tenneco Automotive as measured by the achievement of EVA improvement, subject to approval by the Chairman and the Board of Directors, shall determine the extent to which participants shall be entitled to receive Incentive Pay.

         Further, individual participant incentive payments will be subject to final approval by the participant's manager and senior management team, with consideration of the individual's successful job performance. The management team will have discretionary approval of each individual participant's payout amount.

ix. EXCLUSION CRITERIA: Participation in the plan is not a right, but a privilege, subject to annual review by the employer. Tenneco Automotive retains the right to withhold payment from any employee who violates Company principles, philosophies, or the rules set up in the actual incentive plan document.

x. NEGATIVE BALANCES: The entire Incentive Pay Declared is credited to each employee's personal Bonus Bank account, with up to the Target Incentive Pay and one third of any net positive balance paid out. Residual amounts, including negative balances, are banked forward to be credited or debited against future declared Incentive Pay amounts. Negative balances shall not be held as claims against employees who leave the payroll for any reason.


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xi.      TIMING AND METHOD OF PAYOUT: Payouts, in accordance with plan provisions, will be made in the form of lump-sum cash payments, subject to applicable tax withholding, no later than at the end of the month of February, based upon the previous year's performance.

xii. PLAN AMENDMENT/TERMINATION: The Company reserves the right to amend or terminate this Plan at any time.


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                            TENNECO AUTOMOTIVE, INC.
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2.      INCENTIVE COMPENSATION PLAN QUESTIONS AND ANSWERS

i) WHY HAVE WE ADOPTED AN EVA-BASED ANNUAL INCENTIVE PLAN AT TENNECO AUTOMOTIVE?

In order to focus Tenneco Automotive employees on our stated mission of "continually increasing shareholder value", incentive compensation is now tied to EVA, a performance measure that is highly correlated with shareholder value. By focusing on EVA improvement, the new plan strengthens the alignment between managers and shareholder interests.

ii) HOW WERE THE EVA IMPROVEMENT TARGETS DETERMINED?

The EVA Incentive Compensation Plan is calibrated such that Target Incentive Pay is paid for providing shareholders a competitive return versus comparable investment alternatives.

iii) WHAT HAPPENS TO INCENTIVE COMPENSATION IF WE MISS THE EVA IMPROVEMENT
TARGET?

If actual EVA growth falls short of target, your incentive compensation declared will be less than your Target Incentive Pay. EVA growth would need to be extremely poor to get zero Incentive Pay. However, unlike traditional incentive compensation plans, some incentive compensation can actually be declared even if you "miss" the target. Your incentive compensation is the variable portion of your pay, separate from your fixed salary. This variable portion is "at-risk" and payment of this portion is aligned with performance on behalf of shareholders. In other words, you receive a competitive level of pay if shareholders receive a competitive return.

iv) SINCE EVA INCLUDES A CHARGE FOR CAPITAL, IS INCENTIVE PAY PAID FOR POSITIVE EVA?

No. The underlying principle of the EVA incentive plan is that employees should share with investors in any incremental value creation. In this sense, we motivate employees to think like and act like owners. Incremental investor value is created by EVA growth, not the absolute EVA amount, whether positive or negative. Thus, the focus of an EVA plan is always on EVA improvement. Each dollar of EVA improvement drives both incremental value and incentive compensation.

v) HOW CAN YOU PAY INCENTIVE PAY FOR AN EVA IMPROVEMENT THAT IS LESS THAN ZERO? Small Incentive Pay will be paid to managers proportionate to the poor, but non-zero, return to shareholders. But remember, for any Incentive Pay less than 1x Target, the total compensation will be below market.

vi) WHEN WOULD I GET ZERO INCENTIVE PAY?

Plan participants receive zero Incentive Pay when there is a zero return to investors (i.e.


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zero dividends and a share price that stays flat). A zero return to investors does not occur until EVA improvement is less than the Target EVA Improvement minus the EVA Interval (+$4 MM - $16 MM = -$12 MM). In other words, EVA would have to decline by $12MM. Additionally, a participant's individual poor performance may result in a reduced or zero payout.

vii) WHY DO THE EVA INCENTIVE PAY PLANS EMPLOY A BONUS BANK?

The Bonus Bank's primary objectives are to:

o Extend management's time horizon for decisions beyond a single year by rewarding only sustained EVA performance

o      Smooth Incentive Pay payments over the course of the business cycle

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                            TENNECO AUTOMOTIVE, INC.
                   EVA(R) INCENTIVE COMPENSATION PLAN DOCUMENT
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3.     DEFINITION OF TERMS

CAPITAL
The net investment in the operations of the business.

CAPITAL CHARGE
Calculated as the Cost of Capital times Capital. The capital charge is deducted from profit (NOPAT, see below) to calculate EVA. The capital charge represents the minimum required level of profit for EVA to be break-even.

COST OF CAPITAL
The rate of return required to compensate all investors for investing in the business. It represents the rate of return that an investor could earn by choosing another investment with equivalent risk. It is calculated using a weighted average of the expected return on the firm's debt and equity capital.

ECONOMIC VALUE ADDED (EVA)
Economic Value Added; NOPAT - (Capital x Cost of Capital). A measure of profit after subtracting the cost of all capital employed.

MARKET VALUE ADDED (MVA)
The excess market value above capital, it is the wealth created by the company.

NET OPERATING PROFIT (NOPAT)
Net Operating Profits After Tax. It represents the after-tax profit of a business.

TARGET INCENTIVE PAY
The variable pay required to bring total cash compensation to a competitive level. Target Incentive Pay is paid for EVA growth that meets investor expectations.

TARGET IMPROVEMENT
The amount of EVA added to the prior year's result to arrive at the target for the year ahead. The Target Improvement operationalizes the drive for continuous improvement. It is calibrated from share price.

EVA INTERVAL
The amount of EVA in excess of target required to earn two times the Target Incentive Pay, also the amount of EVA below target that drives Incentive pay to zero.

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                            TENNECO AUTOMOTIVE, INC.
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                                    APPENDIX:
                                DEFINITION OF EVA


EVA, or ECONOMIC VALUE ADDED, is the measure of a firm's true economic profit after charging for the cost of all capital employed. EVA is the one measure that properly accounts for all of the complex trade-offs involved in creating value. EVA is expressed as:

                  ECONOMIC VALUE ADDED = NOPAT - CAPITAL CHARGE

         Where:  NOPAT             =     Net Operating Profit After Taxes
                 Capital Charge    =     Cost of Capital * Capital Employed


EVA equals after-tax operating profits less a charge for the use of the capital employed to create those profits. With EVA as a performance measure, a company is effectively held accountable for returns on both debt and equity investment with the capital charge incorporating both the explicit obligation to credit providers as well as the implicit obligation to shareholders. EVA is the profit remaining after this capital charge is subtracted from the company's NOPAT, or net operating profit after tax.


Whether EVA is currently positive or negative is largely unimportant. The key focus of EVA is improvement. If EVA is currently positive, the challenge is how to grow EVA. If EVA is negative, then improving EVA to make it less negative similarly creates value.


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EVA(R) IS A REGISTERED TRADEMARK OF STERN STEWART & CO.



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